Exhibit 10.1

EYENOVIA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of April 1, 2022; revised August 1, 2022

Non-employee members of the board of directors (the “Board”) of Eyenovia, Inc. (the “Company”) shall receive cash and equity compensation for their service on the Board as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or issued, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.

Cash Compensation

Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

Additional Annual Retainers. In addition, Non-Employee Directors shall receive the following annual retainers, as applicable:

Audit Committee. A Non-Employee Director serving as Chair of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Audit Committee shall receive an additional annual retainer of $10,000 for such service.

Compensation Committee. A Non-Employee Director serving as Chair of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Compensation Committee shall receive an additional annual retainer of $7,500 for such service.

Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service.

Payment of Retainers. The retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company the first week  of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be considered earned for the calendar quarter it was paid as applicable.

Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2018 Omnibus Stock Incentive Plan or any other applicable Company equity incentive plan then maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all grants of stock options and restricted stock units (“RSUs”) hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreements. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan.

Equity Awards. A Non-Employee Director who will continue to serve as a Non-Employee Director immediately following the annual meeting of the Company’s stockholders, shall receive $80,000 in annual equity awards, issued half in options (with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant), valued under Black Scholes, and half in RSUs (the settlement of such RSUs will be deferred until such Non-Employee Director ceases to be a Director), on the date of such annual meeting. The awards described in this Section II(A) shall be referred to as “Director Awards.” Any Non-Employee Director that joins the Board after the annual meeting of stockholders in any given year, but before the next annual meeting of stockholders, shall receive a prorated Director Award with a value calculated by: multiplying (a) $80,000 with (b) a fraction (i) the numerator of which is the number of days such Non-Employee Director has served on the Board prior to the next annual meeting, and (ii) the denominator of which is 365 days.

Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Director Awards as described in Section II(A) above.

Terms of Awards Granted to Non-Employee Directors

Exercise Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the option is granted.

Vesting. Unless the Board otherwise determines, each Director Award shall vest in full on the earlier of (1) one year from the date of grant and (2) the date of the next annual meeting of the stockholders of the Company. Unless the Board otherwise determines, any portion of a  Director Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.

Term. The maximum term of each stock option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.

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In no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of (1) equity awards to be granted and (2) any cash compensation paid to any Non-Employee Director exceed $200,000 in any fiscal year.

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